AMENDMENT 2009-1 TO THE
WORLDGATE COMMUNICATIONS, INC.
2003 EQUITY INCENTIVE PLAN

WHEREAS, WorldGate Communications, Inc. (the “Company”) maintains the WorldGate Communications, Inc. 2003 Equity Incentive Plan (the “Plan”), for the benefit of its and its Participating Company’s (as defined in the Plan) employees, non-employee directors, and consultants;

WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Plan to (i) increase the total number of shares authorized for issuance or transfer under the Plan by 15,674,960 shares of Company common stock (“Common Stock”), so that the total number of shares authorized and reserved for issuance or transfer under the Plan is 26,500,000 shares of Common Stock, and (ii) to make certain other changes to the Plan (the “Amendment”);

WHEREAS, the Amendment is subject to the approval of the stockholders; and

WHEREAS, pursuant to the terms of the Plan, the Board may amend the Plan at any time.

NOW, THEREFORE, in accordance with the foregoing, effective as of May 26, 2009, but subject to the approval of the Company’s stockholders, the Plan shall be amended as follows:

1.	Section 4.1 of the Plan shall be amended in its entirety as follows:

“4.1 Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equivalent to 26,500,000 shares. Such shares shall consist of authorized but unissued or reacquired shares (and the Company may purchase shares reacquired for this purpose) of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company at the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan (i) with respect to any portion of an Award that is settled in cash or (ii) to the extent such shares are withheld in satisfaction of tax withholding obligations pursuant to Section 13.2. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.”

2.	Section 4.2 of the Plan shall be amended in its entirety as follows:

“4.2 Adjustments for Changes in Capital Structure.  In the event of any change in the Stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan, in the ISO Share Limit set forth in Section 5.3(b), the Award limits set forth in Section 5.4 and to any outstanding Awards, and in the exercise or purchase price per share under any outstanding Award. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.”

3.	Section 5.3(a) shall be amended in its entirety as follows:

“(a) Options.  Subject to adjustment as provided in Section 4.2, no Participant shall be granted within any fiscal year of the Company one or more Options which in the aggregate are for more than two million (2,000,000) shares of Stock,”

4.	Section 6.1 shall be amended in its entirety as follows:

“6.1 Exercise Price.  The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) no Option shall have an exercise price per share less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option.”

5.	In all respects not modified by this Amendment 2009-1, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, and as evidence of the adoption of Amendment 2009-1 set forth herein, the Board has caused this Amendment 2009-1 to be executed this 26th day of May, 2009.

WORLDGATE COMMUNICATIONS, INC.

By:	/s/ Christopher V. Vitale
Name:	Christopher V. Vitale
Title:	General Counsel and Secretary